EXHIBIT 99

CONTACTS:

David Sklar
Aames Financial Corporation
(323) 210-5311

Jeffrey Lloyd/Steve Hawkins
Sitrick And Company
(310) 788-2850



                           AAMES FINANCIAL CORPORATION
                   NOTIFIES STOCKHOLDERS OF RIGHTS OFFERING


LOS ANGELES, AUGUST 26, 1999 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today sent the notification to stockholders required by the rules of the New York Stock Exchange regarding the Company's plans for its previously announced rights offering.

On December 23, 1998, Aames Financial Corporation entered into a preferred stock purchase agreement, as subsequently amended, with Capital Z Financial Services Fund II, L.P., a $1.8 billion global private equity fund focused on the insurance, financial services and healthcare services industries. Pursuant to the preferred stock purchase agreement, Capital Z (through a partnership majority owned by Capital Z) has to date purchased $100 million of Series B Convertible Preferred Stock of the Company and Series C Convertible Preferred Stock of the Company at a per share equivalent price of $1.00 per share.

The Agreement also provides for an offering to the holders of the Company's common stock of non-transferable subscription rights to purchase one share of Series C Convertible Preferred Stock for $1.00 per share for each share of common stock owned. If less than 25 million shares of Series C Convertible Preferred Stock are purchased in this rights offering, Capital Z has agreed to purchase the difference (up to 25 million shares of Series C Convertible Preferred Stock) for $1.00 per share.

The Company has filed a registration statement with the Securities and Exchange Commission to register the subscription rights, underlying shares of Series C Convertible Preferred Stock and the shares of common stock into which the Series C Convertible Preferred Stock is convertible. The record date for the rights offering is September 7, 1999. It is expected that certificates evidencing the right to subscribe will be mailed to holders of common stock as soon as practicable following the record date. The subscription rights will expire on September 29, 1999, subject to extension by the Company.

The rights offering is subject to three conditions: (i) the effectiveness of registration under the Securities Act of 1933 and (ii) stockholder approval, and completion, of a recapitalization which includes an increase of the Company's authorized common and preferred stock (together with a split of the outstanding Series B Convertible Preferred Stock and Series C Convertible Preferred Stock) at the 1998 Annual Meeting of Stockholders to be held on September 13, 1999.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the


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solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.

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